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                                                                    EXHIBIT 99.1



NEWS RELEASE                                                     [WILLIAMS LOGO]



NYSE: WMB

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DATE:             March 11, 2002

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
CONTACT:            Jim Gipson                         Rick Rodekohr                      Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-2111                     (918) 573-2087                     (918) 573-3679
                    jim.gipson@williams.com            rick.rodekohr@williams.com         richard.george@williams.com

                 WILLIAMS RECEIVES LEASED-ASSET PURCHASE NOTICE

           TULSA, Okla. -- Williams (NYSE: WMB) today announced it has received notice that a unit of its former telecommunications business intends to exercise its purchase right for certain assets for which Williams is guarantor. In a March 8 letter, a Williams Communications Group subsidiary stated that it expects Williams to pay for the assets, pursuant to the guarantee, in return for unsecured debt or equity.

           "This potential development was factored into the earnings, balance sheet and liquidity numbers that have been reported in filings and were presented to investors during the past week," said Steve Malcolm, president and chief executive officer. "In the event we need to perform on this obligation, we have developed more than sufficient financial capacity to do so."

         The issue involves credit support of approximately $750 million for a lease agreement related to a segment of fiber-optic network and associated facilities. The notice Williams received states that the expected closing date for the transaction to purchase leased assets is April 1.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.